EXHIBIT 99.1

FBR & Co. Reports Third Quarter 2015 Financial Results

Declares $0.20 per Share Quarterly Cash Dividend

Financial Highlights for the three months ended September 30, 2015:

  Net revenues of $25.6 million
  Net loss of $3.4 million, or $0.43 per share
  On September 1, 2015, completed the acquisition of MLV& Co.
  Repurchased 483 thousand shares at a total cost of $10.9 million
  On October 19, 2015, FBR's Board approved an increase in the Company's available repurchase authorization to 1.0 million shares

ARLINGTON, Va., Oct. 20, 2015 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported a net loss of $3.4 million, or $0.43 per share, for the third quarter of 2015, compared to net income of $3.5 million, or $0.31 per diluted share, for the third quarter of 2014 and net income of $2.9 million, or $0.32 per diluted share, for the second quarter of 2015. For the first nine months of 2015, FBR reported a net loss of $3.1 million, or $0.37 per share, compared to net income of $16.1 million, or $1.36 per diluted share, for the same period in 2014.

"The market for new issue equities continued to be challenging in the third quarter particularly within some of our key industry sectors. Additionally, increased market volatility added to the challenging conditions leading to a difficult revenue quarter," said Richard J. Hendrix, chairman and chief executive officer.  "As we navigate this weak environment, we continue to focus on our strategic efforts - adding depth to our healthcare business, strengthening our equity capital markets presence through the addition of a market-leading ATM product offering, and continuing our accretive share buyback program."

Pre-tax operating loss for the third quarter of 2015 was $6.3 million, compared to operating income of $3.3 million for the third quarter of 2014 and $4.4 million for the second quarter of 2015. Third quarter 2015 revenues were $25.6 million, compared to $42.1 million for the third quarter of 2014 and $44.3 million for the second quarter of 2015.

For the first nine months of 2015, the Company's pre-tax operating loss was $5.8 million on revenue of $96.9 million, compared to pre-tax operating income of $21.3 million on revenue of $153.6 million for the same period in 2014.

Composition of Revenues

Investment Banking

Investment banking revenue was $14.8 million for the third quarter of 2015, compared to $29.3 million for the third quarter of 2014 and $29.7 million for the second quarter of 2015. Third quarter revenue was generated by 9 client engagements, representing $1.2 billion in transaction value. For the first nine months of 2015, investment banking revenue was $57.2 million, compared to $101.7 million for the same period of 2014. The decline in the first nine month's revenue versus the prior year primarily reflects the completion of fewer sole-managed private transactions.

Institutional Brokerage

Net revenue generated in institutional brokerage, inclusive of securities lending, was $13.2 million for the third quarter of 2015, compared to $13.1 million for the third quarter of 2014 and $14.3 million for the second quarter of 2015. For the first nine months of 2015, institutional brokerage revenue was $41.2 million, compared to $42.9 million for the same period in 2014.

Investment Income, Net Interest Income and Dividends

The Company recognized an investment loss, including interest and dividends, of $2.4 million for the third quarter of 2015, compared to a loss of $0.3 million for the third quarter of 2014 and income of $0.3 million for the second quarter of 2015. For the first nine months of 2015, investment loss, including interest and dividends was $1.5 million, compared to investment income of $9.0 million for the same period in 2014.

Expenses

Non-compensation fixed expenses for the third quarter 2015 totaled $10.6 million, including a one-time expense of $0.7 million related to the acquisition of MLV& Co., compared to $10.0 million for the third quarter of 2014 and $9.6 million for the second quarter of 2015.

Compensation and benefits expense for the third quarter 2015 was $17.6 million, compared to $23.8 million for the third quarter of 2014 and $24.3 million for the second quarter of 2015. The compensation-to-net revenue ratio was 69 percent in the third quarter and 62 percent for the first nine months of 2015. This compares to 56 percent and 57 percent in comparable periods in 2014.

Employees

At September 30, 2015, the Company had 304 full-time employees, compared to 293 at June 30, 2015 and 307 at September 30, 2014.

Share Repurchase Activity

During the third quarter, the Company repurchased 483 thousand shares of its common stock at an average price of $22.51 per share. For the first nine months of 2015, FBR has repurchased 1.6 million shares at an average price per share of $23.84 for a total of $37.5 million.

Earlier this week, the Board approved an increase in the Company's available repurchase authorization to a total of 1.0 million shares. This authorization represents approximately 14 percent of the Company's total outstanding shares. Since 2010, FBR has repurchased 11.1 million shares returning capital of over $217 million to shareholders.

Quarterly Dividend

The Board of Directors also declared a quarterly cash dividend of $0.20 per common share to be paid November 27, 2015 to all shareholders of record as of the close of business on November 2, 2015. It is the Company's expectation that it will maintain a program of paying dividends on a quarterly basis, subject to Board approval.

Balance Sheet

As of September 30, 2015, FBR continues to maintain an unlevered and transparent balance sheet, with cash and cash equivalents of $64.2 million, compared to $71.2 million as of June 30, 2015.

Shareholders' equity as of September 30, 2015 was $223 million, and tangible book value per share was $28.47 based on 7.627 million shares outstanding, compared to shareholders' equity of $235 million, and tangible book value per share of $28.52 as of June 30, 2015.

Conference Call

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, October 21, 2015, may do so via the Web or conference call at:

Webcast link: http://edge.media-server.com/m/p/n992nwcu

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  48797153

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; insurance; industrials; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
REVENUES:
Investment banking:
Capital raising	$ 14,626	$ 27,137	$ 51,737	$ 95,765
Advisory	150	2,152	5,442	5,947
Institutional brokerage	11,176	11,946	35,860	41,680
Net investment income	777	3,075	7,806	16,000
Interest	8,394	4,861	23,387	5,415
Dividends & other	168	226	631	806
Total revenues	35,291	49,397	124,863	165,613
Interest expense	9,711	7,300	27,932	12,060
Revenues, net of interest expense	25,580	42,097	96,931	153,553

NON-INTEREST EXPENSES:
Compensation and benefits	17,604	23,771	59,835	87,141
Professional services	2,835	3,663	9,647	11,025
Business development	2,293	2,764	6,824	8,189
Clearing and brokerage fees	1,438	1,155	3,997	3,516
Occupancy and equipment	3,169	3,067	9,330	9,222
Communications	2,532	2,873	8,119	8,621
Other operating expenses	2,018	1,496	4,933	4,541
Total non-interest expenses	31,889	38,789	102,685	132,255

(Loss) income before income taxes	(6,309)	3,308	(5,754)	21,298

Income tax (benefit) provision	(2,881)	(193)	(2,703)	5,211

Net (loss) income	$ (3,428)	$ 3,501	$ (3,051)	$ 16,087

Basic (loss) earnings per share	$ (0.43)	$ 0.34	$ (0.37)	$ 1.51
Diluted (loss) earnings per share	$ (0.43)	$ 0.31	$ (0.37)	$ 1.36

Weighted average shares - basic	7,899	10,171	8,266	10,642
Weighted average shares - diluted	7,899	11,419	8,266	11,798
Cash dividends per common share	$ --	$ --	$ 0.20	$ --

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	September 30, 2015	December 31, 2014

Cash and cash equivalents	$ 64,196	$ 108,962
Receivables:
Securities borrowed	760,190	594,674
Due from brokers, dealers and clearing organizations	89,256	94,489
Customers	3,707	3,349
Other	7,812	5,227
Financial instruments owned, at fair value	115,660	166,047
Other investments, at cost	7,000	7,000
Goodwill and intangibles	5,858	4,921
Furniture, equipment and leasehold improvements, net	15,427	15,388
Deferred tax assets, net of valuation allowance	31,654	28,648
Prepaid expenses and other assets	5,161	6,392
Total assets	$ 1,105,921	$ 1,035,097

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities loaned	$ 759,364	$ 595,717
Securities sold but not yet purchased, at fair value	82,553	121,310
Accrued compensation and benefits	19,587	34,571
Accounts payable, accrued expenses and other liabilities	21,451	23,093
Total liabilities	882,955	774,691

Shareholders' equity:
Common stock	7	8
Additional paid-in capital	266,918	302,720
Restricted stock units	35,811	34,353
Accumulated other comprehensive income	--	44
Accumulated deficit	(79,770)	(76,719)
Total shareholders' equity	222,966	260,406

Total liabilities and shareholders' equity	$ 1,105,921	$ 1,035,097

Book Value per Share	$29.23	$29.18

Tangible Book Value per Share	$28.47	$28.63

Shares Outstanding (in thousands)	7,627	8,923

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-3 15	Q-2 15	Q-1 15	Q-4 14	Q-3 14
Revenues, net of interest expense	$ 25,580	$ 44,256	$ 27,095	$ 28,572	$ 42,097

Expenses:
Variable	5,712	17,094	5,414	4,560	13,214
Fixed	26,178	22,764	25,524	27,950	25,575

Income (loss) before income taxes	(6,309)	4,398	(3,843)	(3,938)	3,308
Income tax provision (benefit)	(2,881)	1,499	(1,321)	(4,870)	(193)

Net income (loss)	$ (3,428)	$ 2,899	$ (2,522)	$ 932	$ 3,501

Return on equity (trailing twelve months)	-0.9%	1.8%	3.3%	6.2%	8.6%

Fixed expenses	$ 26,178	$ 22,764	$ 25,524	$ 27,950	$ 25,575
Less: Non-cash expenses[1]	2,373	1,134	2,398	2,593	2,406
Corporate transaction costs[2]	691	--	--	1,132	--
Core fixed costs[3]	$ 23,114	$ 21,630	$ 23,126	$ 24,225	$ 23,169

Statistical Data
Revenues per employee (annualized)	$ 337	$ 604	$ 374	$ 381	$ 548

Employee count	304	293	290	300	307

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2] Corporate transaction costs in Q3 2015 include non-recurring costs related to a business combination and in Q4 2014 include non-recurring costs related to moving into new office space.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Media:
         Shannon Hawkins
         703.469.1190
         shawkins@fbr.com

         Investors:
         Linda E. Eddy
         703.312.9715
         leddy@fbr.com